Exhibit 99.1

DATE: June 23, 2006	FINANCIAL CONTACT:
Kevin Shook, Chief Financial Officer
(717) 735-1660
kshook@eains.com

FOR IMMEDIATE RELEASE	MARKETING CONTACT:
Bob Gilpin, Vice President Marketing
(717) 239-1641
bgilpin@eains.com

EASTERN LIFE AND HEALTH INSURANCE ANNOUNCES

BEST’S RATING OF B++ (VERY GOOD) AFFIRMED

(Lancaster, PA) – Eastern Life and Health Insurance Company (“ELH”), formally known as Educators Mutual Life Insurance Company (“Educators Mutual”), today announced that A.M. Best has affirmed its rating of B++ (“Very Good”).

ELH is a domestic accident and life insurance company located in Lancaster, Pennsylvania, and a member of Eastern Insurance Holdings, Inc. (“EIHI”) (NASDAQ: EIHI).

In affirming ELH’s B++ rating, A.M. Best noted the Company’s “forecast merger-driven operational and financial benefits with Eastern Insurance Holdings, Inc.” On Monday, June 19, EIHI announced the conversion of Educators Mutual to a stock insurance company and the simultaneous acquisition of Educators Mutual and Eastern Holding Company, Ltd. (“EHC”) and its subsidiaries by EIHI.

As a result of the conversion and the acquisition, Educators Mutual, now known as Eastern Life and Health Insurance Company, and EHC have become wholly-owned subsidiaries of EIHI.

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ELH Press Release, Page 2

June 23, 2006

Founded in 1910 as Educators Mutual Life Insurance Company, ELH provides group life, dental and disability insurance to customers in 16 states. ELH is licensed in 41 jurisdictions and markets and distributes its products through independent general agencies to approximately 1,900 independent producers.

EIHI operates through its subsidiaries a domestic casualty insurance group specializing in workers’ compensation, a domestic accident and life insurance company, an offshore specialty reinsurance company and a third-party claims administration company. EIHI just completed a stock offering in which it sold 7,475,000 shares of its common stock at a price of $10 per share, raising gross proceeds of $74.75 million.

ELH is located at 202 North Prince Street in Lancaster, Pennsylvania. EIHI is located at 25 Race Avenue in Lancaster, Pennsylvania. The company’s Web addresses are www.elhins.com and www.easterninsuranceholdings.com, respectively.

FORWARD LOOKING STATEMENTS

In addition to historical information, this press release may contain “forward-looking statements” that are made in good faith by EIHI pursuant to the “safe harbor” provisions of the private Securities Litigation Reform Act of 1995. These forward-looking statements include statements with respect to strategies, goals, beliefs, expectations, intentions, results of operations, future performance and business of EIHI. Numerous competitive, economic, regulatory, legal, technological and other factors could cause financial performance to differ materially from the goals, plans, objectives, intentions and expectations expressed in such forward-looking statements. EIHI cautions that the foregoing factors are not all inclusive. EIHI does not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the company. This press release also does not constitute an offer to sell, or a solicitation of an offer to buy, EIHI securities. Such an offer will be made only by means of a prospectus.

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